Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2012 RESULTS

February 13, 2012 (PRIME NEWSIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced net revenue for the quarter ended December 31, 2011 of $6.9 million, compared to $7.8 million for the quarter ended December 31, 2010. Gross margins decreased to 10.5% for the three months ended December 31, 2011 versus 12.5% in the prior year’s quarter.

Selling, general and administrative expense decreased by $0.3 million to $1.8 million for the quarter ended December 31, 2011. The lower expense was due to cost cutting measures implemented during prior quarters.

For the quarter ended December 31, 2011, the Company had non-operating income of $2.8 million resulting from interest and dividend income and net realized and unrealized gains on marketable securities. Pre-tax income for the quarter was $1.2 million and net income was $0.9 million ($.09 earnings per share). For the quarter ended December 31, 2010, the Company had non-operating income of $3.2 million resulting in pre-tax income of $1.5 million and net income of $1.1 million ($.12 earnings per share).

At December 31, 2011, the Company had $78.1 million of cash and marketable securities compared to $74.2 million at September 30, 2011. The increase of $3.8 million in cash and marketable securities was the result of net realized and unrealized gains in marketable securities during the period, as well as a larger cash balance at December 31, 2011.

E.J. Elliott, Gencor’s Chairman, stated, “Our revenue in the first quarter of fiscal 2012 was down 12% compared to revenue in the first quarter of last fiscal year due to the timing of orders. Our two factories are currently operating under full capacity. As we enter the second quarter of fiscal 2012 we are enjoying a significantly improved sales backlog. However, we continue to remain cautious about the growth of the U.S. economy and the absence of a long term Highway Bill, as well as funding of this current Highway Trust Fund. Current funding under the eighth SAFETEA-LU extension expires on March 31, 2012 and it is unclear whether a new multiyear bill will be enacted and funded, or another short term extension granted.

Mr. Elliott went on to say, “We continue to focus on producing high quality products and delivering superior customer service in the most cost efficient manner. We continue to maintain a strong balance sheet as indicated by our favorable working capital position. We believe this strategy will serve us well for 2012 and beyond while we continue to evaluate opportunities for expansion through organic growth and strategic acquisitions.”

Gencor Industries is a diversified, heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2011; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Jeanne Lyons

    Corporate Secretary 407-290-6000